Exhibit 99.1

CCF Holding Company Announces

Decision to Deregister from the SEC

and Earnings for the Year Ending December 31, 2008

JONESBORO, GA – February 20, 2009 – CCF Holding Company (the “Company”) today announced that it has notified Nasdaq of its intent to withdraw the Company’s common stock from listing on The Nasdaq Stock Market LLC. The Company also announced that it intends to deregister the Company’s common stock under Sections 12(b), 12(g) and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

The action was taken to free up significant internal resources and streamline reporting obligations that will result in significant savings in legal, accounting, and administrative expenses and compliance related costs associated with Section 404 of the Sarbanes-Oxley Act. The Company anticipates the move will save approximately $175,000 in fiscal 2009 in legal, accounting, and administrative expenses related to reporting obligations required by the Exchange Act and compliance with Section 404 of the Sarbanes-Oxley Act. Similar expense savings are also expected in 2010 and beyond.

“As our management team and board examined the relative advantages and disadvantages of our status as a public company, it became apparent that the costs involved in maintaining that status outweighed the potential benefits to our shareholders,” said David B. Turner, the Company’s President and Chief Executive Officer. “Our stock will continue to trade on the Over-the-Counter Bulletin Board and information about the Company will continue to be publicly available through our regulatory reports and to our shareholders through our website.”

The Company will file the applicable forms with the Securities and Exchange Commission (“SEC”) to delist and deregister its common stock under the Exchange Act no fewer than ten days after the date of its notice to Nasdaq. As a result, the Company’s obligations to file annual, quarterly and current reports under the Exchange Act will be suspended ten days after such filing with the SEC and its proxy statement, Section 16 and other Section 12(g) filing responsibilities will terminate effective 90 days after the filing. However, the Company and its subsidiary, Heritage Bank, will continue to file publicly available reports as to their business, management and financial condition with the FDIC and other regulatory agencies. Additionally, the Company will provide copies of these reports to the Over-the-Counter Bulletin Board (the “OTCBB”), which will allow the Company’s common stock to continue to trade on the OTCBB. The Company has fewer than 300 shareholders of record, which has enabled the Company to take this action.

For the year ending December 31, 2008, CCF Holding Company had a net loss of $3.2 million, or $0.89 per share as compared to the year ending December 31, 2007, which had net income of $4.1 million or $1.13 per share. Net operating income, net of loan loss provisions of $6.8 million, totaled $1.2 million or $0.33 per share for 2008. For 2007, net operating income, net of loan loss provision of $740,000, was $4.6 million, or $1.29 per share. During the fourth quarter of 2008, the Company’s wholly owned subsidiary, Heritage Bank had provision expense of $2.5 million and real estate owned expenses of $415,000. The net interest margin for the Company declined from 4.44% in 2007 to 3.21% in 2008. This resulted in a year over year decline in net interest income of $5 million.

Non-performing assets totaled $32.6 million at December 31, 2008. Of this total, $19.6 million were non-accrual loans and $13.0 million were in other real estate. For the period ending December 31, 2007, non-performing assets totaled $22.4 million with $17.4 million in non-accrual loans and $5.0 million in other real estate. The loan loss reserve as a percentage of outstanding loans totaled 1.96% at December 31, 2008 as compared to 1.27% at December 31, 2007. The Company remains “Well-Capitalized” with leverage capital ratios of 7.83% and 9.15% at December 31, 2008 and December 31, 2007, Tier 1 capital ratios of 9.77% and 10.82% for December 31, 2008, and December 31, 2007 respectively, and Risk Based capital ratios of 11.43% and 12.12% for December 31, 2008 and December 31, 2007 respectively.

“Because Heritage Bank has been serving our community for more than 50 years, our management team and employees have experienced both the ups and downs that an economy endures,” said Leonard Moreland, CEO of Heritage Bank. “Just as we have had many successes, we also have weathered many storms. A bank is like any other business in the community, and when the community struggles the bank struggles as well. We look forward to better days in our local economy and continuing to serve our customers for many years to come.”

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The Company’s stock is traded on The Nasdaq Capital Market under the symbol “CCFH.”, For more information, visit the Heritage Bank website at www.heritagebank.com.

This press release contains forward-looking statements about our business and prospects as to which there are numerous risks and uncertainties that generally are beyond our control. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Risks and uncertainties relating to the effects and implementation of deregistration include the risks that the Company will not realize the anticipated cost savings as a result of deregistration and that the reduction in publicly available information about the Company will decrease the liquidity and market value of the common stock. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.